Exhibit 99.1

Source: Asia Payment Systems, Inc.

Asia Payment Systems Reports Growth in Transactions Processed

NEW YORK and BEIJING, March 29/PRNewswire-FirstCall/ -- Asia Payment Systems, Inc. (Asia Pay) (OTC Bulletin Board: APYM - News) today announced that during February, the Dollar volume and number of transactions processed by the company's card processing systems increased significantly. Based on volume, February which is a shorter month, showed a 16% increase over January. In terms of the number of transactions, February showed a 9% increase over January.

According to Matt Mecke, President and CEO of Asia Pay, "Each month, our systems process more transactions and greater volume. Looking at the size of the market and the market's rate of growth, we're still in the very early stages of serving China and Japan's needs for reliable, secure, and rapid bankcard processing."

About Asia Payment Systems, Inc.
Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen in China; and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit: http://www.asiapayinc.com.

Contact:
Matt Mecke, President and CEO
Asia Payment Systems, Inc.
Tel: 866-877-APAY
Fax: 206-470-1150
ir@asiapayinc.com

Investor Relations:
Sussex Avenue Partners
Tel. 760-918-5592
Toll-free. 866-878-7739
news@sussexavenuepartners.com
http://www.sussexavenueprofiles.com